Exhibit 99.1

IGC Invests in Farming Facility Accelerating Initiative for the Legal Cannabis Farming Marketplace

Bethesda, April 6, 2016 (GLOBE NEWSWIRE) -- India Globalization Capital, Inc. (IGC) announces today that it has acquired 51% of M10-Plantation, a company located in Malaysia with expertise in vertical farming, for a consideration of 1,000,000 shares of unregistered IGC common stock comprising a purchase price of $520,000. The acquisition closed, subject to customary closing conditions, on March 31, 2016. The Company will have about 24,289,220 shares outstanding after giving effect to this acquisition.

Mr. Ram Mukunda, CEO of IGC commented, “This acquisition does three things for us: 1) it gives us access to advanced technology for growing, extraction, storage, and packaging that we can apply in the U.S.; 2) it generates cash flow in the short term; 3) it allows us to create a low cost R&D center for training individuals in advanced growing, green house, and extraction technologies. Our recently acquired management team at Cabaran Ultima will help manage this acquisition.”

About IGC
In the United States, we develop phytocannabinoid-based therapies and build state-of-the art farming facilities that we can eventually use to grow and extract pharmaceutical grade phytocannabinoids. IGC has several patent filings for the indications of Pain, Medical Refractory Epilepsy and Cachexia using cannabinoids. Internationally, IGC engages in leasing, trading and managing infrastructure projects. We are based in Bethesda, Maryland. Our website: www.igcinc.us. Twitter @IGCIR

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward- looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our acquisition and diversification strategy, our competitive environment, and governmental, regulatory, political, economic, legal and social conditions. Except as required by federal securities laws, IGC undertakes no obligation to publicly update any forward- looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward- looking statements have been discussed in greater detail in IGC's Form 10- K for fiscal year ended March 31, 2015, and in subsequent reports filed with the U.S. SEC.

Contact Info:
Claudia Grimaldi
301-983-0998